UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2020

GLACIER BANCORP, INC.

(Exact name of registrant as specified in its charter)

Montana

(State or other jurisdiction of incorporation)

(Commission File Number)	(IRS Employer Identification No.)
000-18911	81-0519541

49 Commons Loop

Kalispell, Montana 59901

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (406) 756-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which Registered
Common Stock, $0.01 par value	GBCI	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.02.	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On September 30, 2020, the Board of Directors of the Company (the “Board”) of Glacier Bancorp, Inc. (the “Company”), Kalispell, Montana, and its wholly owned subsidiary Glacier Bank (the “Bank”) elected Kristen Heck and Robert A. Cashell, Jr. as directors of the Company and the Bank, effective January 1, 2021. Both Ms. Heck and Mr. Cashell, Jr. were also appointed to the Audit, Compensation, Compliance, Nominating/Corporate Governance and Risk Oversight Committees of the Company.

Ms. Heck is the owner and Chief Executive Officer of Alternative Staffing Corporation doing business as LC Staffing Service, a Certified Woman Owned Small Business and a Certified Disadvantaged Business Enterprise. She is also the founder and owner of Loyal Care LP, an independent in-home care assistance service. Ms. Heck has over 28 years of leadership in the talent and acquisition and staffing industry, and has over 10 years of leading and growing businesses. She is President Elect and a director of Timber Products Manufacturers Association (in association with TPM MEWA Trust). Ms. Heck currently serves as a director of Glacier Bank a division of the Bank. She also serves as a director of Industrial Staffing Captive and Stillwater Christian School. Ms. Heck previously served as a board member of Montana Chamber of Commerce, Montana West Economic Development, and Leadership Flathead. She was a founding member of Montana West Economic Development, and was formerly a President of TempNet National Association, founder and President of Flathead Valley Society of Human Resource Management, Class President of Leadership Flathead, and President of Hope Ministries. Ms. Heck is a member of Vistage International and the Montana High Tech Alliance Group. She attended American River College and Flathead Valley Community College.

Mr. Cashell, Jr. is the owner and President of Robert Parker, Inc., which operates the Winners Inn Casino, Pete’s Gambling Hall and the Sundance Casino, Inc. Mr. Cashell, Jr. owns Topaz Lodge, Inc. where he also serves as its President. Since 1995, Mr. Cashell serves as President of Northpointe Sierra, Inc., which owned a large travel center and casino and operated five casinos within the Travel Centers of America and Petro Travel Centers brands in northern and southern Nevada under the brand name Alamo Casino. He is also the managing member of Longley Partners, L.L.C. Mr. Cashell, Jr. has been involved in the gaming industry for over 40 years, serving on several community boards and trade associations, and has continuously held several gaming licenses in the State of Nevada. He is a director of Winner’s Gaming, Inc., which operates a gaming route operation in northern Nevada with approximately 60 locations. Mr. Cashell, Jr. is also a board member of Red Rock Resorts, Inc. and Station Casinos, LLC. He is the Chairman of the Corporate Governance Committee of Red Rock Resorts, Inc., as well as a committee board member of its Audit and Compensation Committees. Mr. Cashell, Jr. currently serves as a director of Heritage Bank of Nevada, a division of the Bank and previously served as the Chairman of Heritage Bancorp and Heritage Bank of Nevada until the bank merged with the Bank. He also served as a board member of Station Holdco, LLC, National Association of Truck Stop Owners, America’s Best Truck Stops, Western Association of Truck Stop Operator’s, and Retail Association of Nevada. Mr. Cashell, Jr. was a founding board member and Chairman of Nevada Casino Self-Insured Group. He also served as an advisory board member of Professional Transportation Partners, a member board of trustees of Nevada Museum of Arts and Independent Gaming Operator’s Coalition, and K-12 Education Foundation. He previously served as General Manager of the Horseshoe Club. Mr. Cashell, Jr. earned a Bachelor of Arts at Pepperdine University.

The Board affirmatively determined that both Ms. Heck and Mr. Cashell, Jr. qualify as an “independent director” in accordance with The Nasdaq Stock Market listing standards. Additionally, Ms. Heck and Mr. Cashell, Jr. do not have an interest in any transactions requiring disclosure under Item 404(a) of Regulation S-K. There are no family relationships between each of Ms. Heck and Mr. Cashell, Jr. and any of the Company’s directors or other executive officers. Other than as described below, there are no arrangements or understandings between each of Ms. Heck and Mr. Cashell, Jr. and any other persons or entities pursuant to which Ms. Heck and Mr. Cashell, Jr. have been elected as directors of the Company.

Ms. Heck and Mr. Cashell, Jr. will receive compensation for their services consisting of a cash retainer and stock awards under the Company’s director compensation program applicable to non-employee members of the Board as described in the Company’s proxy statement for its 2020 annual meeting of shareholders.

In connection with the elections of Ms. Heck and Mr. Cashell, Jr. as directors of the Company, the Board increased the number of directors comprising the Board from 9 to 11 directors, effective January 1, 2021.

Item 7.01	REGULATION FD DISCLOSURE

A copy of the Company’s press release announcing the elections of Ms. Heck and Mr. Cashell, Jr. as new directors of the Company is furnished as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits:

See Exhibit Index below.

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release dated October 6, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 6, 2020	GLACIER BANCORP, INC.

	By:	/s/ Randall M. Chesler
Randall M. Chesler
President and Chief Executive Officer